Exhibit 4.1.1

AMENDMENT NO. 1 TO THE

FIFTH AMENDED AND RESTATED

DECLARATION OF TRUST AND TRUST AGREEMENT

OF

POWERSHARES DB COMMODITY INDEX TRACKING FUND

This Amendment No. 1 (“Amendment No. 1”) to the Fifth Amended and Restated Declaration of Trust and Trust Agreement, dated as of February 23, 2015 (the “Declaration of Trust”) of PowerShares DB Commodity Index Tracking Fund (the “Fund”) by and among the undersigned, on its own behalf and as Managing Owner (the “Managing Owner”) of the Fund and as Attorney-in-Fact for all of the Limited Owners of the Fund, and Wilmington Trust Company, as Trustee.

WHEREAS, the Managing Owner wishes to amend the Declaration of Trust pursuant to Section 11.1(b)(iii) thereof to (i) reflect changes in the applicable tax laws and (ii) give effect to the adoption of a new definition.

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Declaration of Trust is amended as follows:

1.	Effective as of June 20, 2016, Section 1.1 shall be amended as follows:

The following definition of “Partnership Representative” shall be inserted after the definition of “Partnership Agreement”:

““Partnership Representative” shall have the meaning assigned thereto in Section 1.6(b).”

2.	Effective as of June 20, 2016, Section 1.6(b) shall be amended and replaced in its entirety as follows:

“(b) The Tax Matters Partner ((i) as defined in Section 6231 of the Code, as such section applies to taxable years beginning before January 1, 2018 and any corresponding state and local tax law, and (ii) as defined as the Partnership Representative within the meaning of Section 6223 of the Code as then applicable for taxable years beginning after December 31, 2017 and any corresponding state and local law) of the Trust shall be the Managing Owner. The Tax Matters Partner, at the expense of the Trust, (i) shall prepare or cause to be prepared and filed the Trust’s tax returns as a partnership for U.S. federal, state and local tax purposes and (ii) shall be authorized to perform all duties imposed by Section 6221 et seq. of the Code, including, without limitation, (A) the power to conduct all audits and other administrative proceedings with respect to the Trust’s tax items; (B) the power to extend the statute of limitations for all Unitholders with respect to the Trust’s tax items; (C) the power to file a petition with an appropriate U.S. federal court for review of a final administrative adjustment of the Trust; (D) the power to enter into a settlement with the IRS on behalf of, and binding upon, those Limited Owners having less than 1% interest in the Trust, unless a Limited Owner shall have notified the IRS and the Managing Owner that the Managing Owner shall not act on such Limited Owner’s behalf and (E) for taxable years beginning January 1, 2018, the power to make an election under Section 6226 of the Code (as then applicable) relating to any imputed underpayment of tax . The designation made by each Unitholder of the Trust in this Section 1.6(b) is hereby approved by each Unitholder as an express condition to becoming a Unitholder. Each Unitholder agrees to take any further action as may be required by regulation or otherwise to effectuate such designation. Subject to Section 4.7, the Trust hereby indemnifies, to the full extent permitted by law, the Managing Owner from and against any damages or losses (including attorneys’ fees) arising out of or incurred in connection with any action taken or omitted to be taken by it in carrying out its responsibilities as Tax Matters Partner, provided such action taken or omitted to be taken does not constitute fraud, negligence or misconduct.”

3.	Effective as of June 20, 2016, Section 6.3(b) shall be amended and replaced in its entirety as follows:

“(b) If any Unitholder unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Trust income and gain shall be specially allocated to such Unitholder in an amount and manner sufficient to eliminate a deficit in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible. This Section 6.3(b) is intended to constitute a “qualified income offset” within the meaning of Treasury Regulation section 1.704-1(b)(2)(ii)(d).”

4.	Effective as of June 20, 2016, Section 6.5(a) shall be amended and replaced in its entirety as follows:

“(a) In an attempt to eliminate Book-Tax Disparities attributable to Adjusted Property, items of income, gain, loss or deduction will be allocated for U.S. federal income tax purposes among the Unitholders as follows:

(i) Items attributable to an Adjusted Property will be allocated among the Unitholders in a manner consistent with the principles of section 704(c) of the Code to take into account the Unrealized Gain or Loss attributable to the property and the allocations thereof pursuant to Sections 6.3(a) and (b).

(ii) Any items of income, gain, loss or deduction otherwise allocable under this Section 6.5 shall be subject to allocation by the Managing Owner in a manner designed to eliminate, to the maximum extent possible, Book-Tax Disparities in an Adjusted Property otherwise resulting from the application of the ceiling limitation under section 704(c) principles to the allocations provided under this Section.

(iii) Subject to this Section 6.5(a), any items of income, gain, loss or deduction otherwise allocable to the Managing Owner pursuant to Section 6.3(a) that constitutes the tax corollary of an item of “book” income, gain, loss or deduction that has been allocated to such other Unitholders pursuant to Section 6.3(b) shall be allocated to the other Unitholders in the same manner and to the same extent provided in this Section 6.5(a).

(iv) If any Unitholder unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation section 1.704-1(b)(2)(ii)(d), items of income and gain shall be specially allocated to such Unitholder in an amount and manner consistent with the allocations of income and gain pursuant to
Section 6.3(b).”

5.	Effective as of June 20, 2016, Section 6.9 shall be amended and replaced in its entirety as follows:

“SECTION 6.9 Liability for Federal, State and Local and Other Taxes. In the event that the Trust shall be separately subject to taxation by any federal, state or local or by any foreign taxing authority, the Trust shall be obligated to pay such taxes to such jurisdiction. In the event that the Trust shall be required to make payments to any U.S. federal, state or local or any foreign taxing authority in respect of any Unitholder’s allocable share of income, the amount of such taxes shall be considered a loan by the Trust to such Unitholder, and such Unitholder shall be liable for, and shall pay to the Trust, any taxes so required to be withheld and paid over by the Trust within ten (10) days after the Managing Owner’s request therefor. Such Unitholder shall also be liable for (and the Managing Owner shall be entitled to redeem additional Units of the foreign Unitholder as necessary to satisfy) interest on the amount of taxes paid over by the Trust to the IRS or other taxing authority, from the date of the Managing Owner’s request for payment to the date of payment or the redemption, as the case may be, at the rate of two percent (2%) over the prime rate charged from time to time by Citibank, N.A. The amount, if any, payable by the Trust to the Unitholder in respect of its Units so redeemed, or in respect of any other actual distribution by the Trust to such Unitholder, shall be reduced by any obligations owed to the Trust by the Unitholder, including, without limitation, the amount of any taxes required to be paid over by the Trust to the IRS or other taxing authority and interest thereon as aforesaid. Amounts, if any, deducted by the Trust from any actual distribution or redemption payment to such Unitholder shall be treated as an actual distribution to such Unitholder for all purposes of this Trust Agreement.”

6.	This Amendment No. 1 to the Declaration of Trust shall be governed by, and construed in accordance with, the laws of the State of Delaware.

7.	Terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Declaration of Trust, as amended.

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IN WITNESS WHEREOF, this Amendment No. 1 has been executed for and on behalf of the undersigned as of the 20th day of June, 2016.

Invesco PowerShares Capital Management LLC, as Managing Owner

By:	/s/ Daniel Draper
Name:	Daniel Draper
Title:	Chief Executive Officer

Acknowledged:

WILMINGTON TRUST COMPANY, not in its

individual capacity but solely as Trustee of the Fund

By:	/s/ Christopher J. Slaybaugh
Name:	Christopher J. Slaybaugh
Title:	Vice President